Exhibit 99.1

SpartanNash Announces First Quarter 2019 Financial Results

First Quarter Net Sales Increase in All Three Business Segments

Expects to Achieve Over $20 Million in Annual Run Rate Cost Savings from Project One Team Initiatives Over the Next 24 Months

GRAND RAPIDS, MICHIGAN – May 20, 2019 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 16-week first quarter ended April 20, 2019.

“We are pleased with our team’s efforts to grow net sales across all three business segments, particularly in light of the challenging operating environment,” said David Staples, President and Chief Executive Officer. “While we are not satisfied with our bottom-line results for the quarter, our team remains committed to our fiscal 2019 objectives and long-term strategy, which we believe will support both future growth and profitability long-term.”

Strategic Business Objectives

As outlined in its fourth quarter earnings release, the Company has defined its top five objectives for 2019. These objectives remain critical in the context of the Company’s long-term strategic objective to evolve into a company with a national, highly efficient distribution platform servicing a diverse customer base through its three highly complementary business units of Food Distribution, Military Distribution and Retail.

The following summarizes these objectives and the Company’s progress during the first quarter of 2019, consistent with its preliminary earnings release on May 9, 2019:

Achieve Mid-Single Digit Sales Growth. The Company achieved this objective in the first quarter, realizing 6.6% net sales growth versus the same quarter in the prior year. This growth was bolstered by contributions from newly acquired Martin’s Super Markets (“Martin’s”) in the Retail segment, as well as growth in both the Food Distribution and Military Distribution segments. Before the intercompany elimination of Martin’s sales, the Food Distribution segment realized growth of 5.2%.

Realize at least $15 Million of Annual Run Rate Savings Over the Next 24 Months from Project One Team. The Company has exceeded its objective by identifying over $20 million in savings opportunities, which it expects to achieve in annual run rate over the next 24 months. The effect of implementing these opportunities is not currently expected to be material to earnings in 2019.

Strengthen Management Team, Systems and Supply Chain Operations. During the first quarter, the Company appointed a new Chief Merchandising and Marketing Officer, Chief Information Officer and several other key additions throughout the IT and supply chain operations. Other strategic additions to the management team at various levels are in process. The Company continues to invest in enhancements to its systems and supply chain operations, however some improvements are developing more slowly than initially expected, partly due to the competitive employment environment in both warehousing and transportation.

Reduce Debt and Working Capital While Lowering Financial Leverage Ratios. Adjusted for the funding of the Martin’s acquisition, the Company paid down over $20 million of debt in the first quarter of fiscal 2019. The Company also reduced its inventory levels by over 2% from the first quarter of fiscal 2018, without negatively impacting customer service levels, despite continued sales growth. The Company will continue to focus on debt and working capital improvements in fiscal 2019.

Improve Adjusted Operating Earnings and Adjusted EBITDA Growth. First quarter of fiscal 2019 profitability did not meet the Company’s expectations due to the factors discussed in the consolidated and segment financial results below. The Company is focused on improving its financial performance through various initiatives aligned with the organization’s overall long-term strategy, which include the strategic objectives noted above. The Company is also in the process of executing strategic investments in the Retail segment in connection with the implementation of its new retail brand positioning.

Consolidated Financial Results

Consolidated net sales for the first quarter increased $157.3 million, or 6.6%, to $2.54 billion from $2.39 billion in the prior year quarter. The increase in net sales was bolstered by the acquisition of Martin’s, as well as sales growth in the Food Distribution and Military Distribution segments.

Gross profit for the first quarter of fiscal 2019 was $377.7 million, or 14.9% of net sales, compared to $343.2 million, or 14.4% of net sales, in the prior year quarter. As a percent of net sales, the change in gross profit was primarily driven by the acquisition of Martin’s partially offset by the other factors described below within the Segment Financial Results, as well as the losses associated with the voluntary product recall for certain fresh-cut products, which were approximately $0.02 per diluted share.

Reported operating expenses for the first quarter were $355.5 million, or 14.0% of net sales, compared to $317.5 million, or 13.3% of net sales, in the prior year quarter. The increase in expenses as a rate of sales compared to the prior year quarter was primarily due to the acquisition of Martin’s and one-time costs associated with Project One Team, partially offset by restructuring gains related to the sale of real property for a previously closed site. Operating expenses were unfavorable to the prior year quarter as a rate of sales on an adjusted basis, due to the higher mix of sales within the Retail segment as well as higher supply chain costs in both the Military Distribution and Food Distribution segments and operational inefficiencies within the Company’s food processing operations. First quarter operating expenses would have been $354.6 million, or 13.9% of net sales, compared to $308.8 million, or 12.9% of net sales, in the prior year quarter, excluding the adjustments related to restructuring gains, one-time costs associated with Project One Team, merger and integration costs and organizational realignment costs.

The Company reported operating earnings of $22.2 million compared to $25.7 million in the prior year quarter. The decrease was primarily attributable to lower Food Distribution and Retail margin rates, higher supply chain costs and one-time expenses associated with the Project One Team initiative, partially offset by favorable restructuring gains and the incremental earnings from the Martin’s business. Non-GAAP adjusted operating earnings(1) were $23.2 million compared to $35.8 million in the prior year quarter, due to previously mentioned gross margin rate pressures and higher supply chain costs. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Adjusted EBITDA(2) was $54.7 million compared to $67.2 million in the prior year quarter due to the factors mentioned above.

The Company reported first quarter earnings from continuing operations of $7.5 million, or $0.21 per diluted share, compared to $12.4 million, or $0.34 per diluted share, in the prior year quarter. The decrease reflects the factors noted above, as well as increased interest expense due to higher interest rates on the Company’s borrowings.

Adjusted earnings from continuing operations(3) for the first quarter were $8.5 million, or $0.24 per diluted share, compared to $20.0 million, or $0.55 per diluted share, in the prior year quarter.

Segment Financial Results

Food Distribution

Net sales for Food Distribution increased $14.0 million, or 1.2%, to $1,169.2 million from $1,155.2 million in the prior year quarter. Excluding the impact of the elimination of intercompany sales to Martin’s subsequent to the acquisition, net sales increased 5.2%, primarily due to sales growth from existing customers.

Reported operating earnings for Food Distribution were $24.6 million compared to $24.5 million in the prior year quarter. The increase in reported operating earnings was primarily attributable to higher sales volumes and the gain on the sale of real property for a previously closed site, offset by lower margin rates and higher supply chain costs, including warehouse operational issues at one of the Company’s distribution centers. First quarter adjusted operating earnings(4) were $21.3 million compared to $29.5 million in the prior year quarter. Adjusted operating earnings for the current year quarter exclude $3.3 million of net pre-tax gains related to the sale of real property, the allocation of one-time costs associated with Project One Team and severance; the prior year quarter excluded $5.0 million in merger/acquisition and integration costs, Fresh Kitchen start-up activities and an asset impairment charge related to certain discontinued warehouse equipment.

Military Distribution

Net sales for Military Distribution increased $7.7 million, or 1.2%, to $671.3 million from $663.6 million in the prior year quarter. The increase was primarily due to incremental volume from new business with an existing customer that commenced late in the fourth quarter of 2018 and DeCA’s private brand program, partially offset by lower comparable sales at DeCA operated locations.

Reported operating loss for Military Distribution was $1.6 million compared to operating earnings of $1.5 million in the prior year quarter. The decrease was primarily attributable to warehouse operational issues at one of the Company’s distribution centers and increases in transportation costs, partially offset by favorable price changes. First quarter adjusted operating loss(4) was $0.8 million compared to earnings of $1.6 million in the prior year quarter. Adjusted operating earnings in the current year exclude the allocation of one-time costs associated with Project One Team.

Retail

Net sales for Retail increased $135.6 million, or 23.9%, to $701.8 million from $566.2 million in the prior year quarter. Excluding the acquisition of Martin’s, sales decreased 3.0%, due to lower sales resulting from store closures of $12.4 million and a decrease in fuel prices per gallon. Retail comparable store sales were -0.3% in the first quarter.

Reported operating loss for Retail was $0.8 million compared to $0.3 million in the prior year quarter. The decrease in reported operating earnings was primarily attributable to lower supermarket margin rates, the allocation of one-time costs associated with Project One Team, higher healthcare costs, merger/acquisition and integration expenses related to the Martin’s acquisition and higher fees paid to pharmacy benefit managers. Mostly offsetting these items were the contribution of the acquired Martin’s stores, lower occupancy costs due to the adoption of the new lease accounting standard and the favorable impact of closing underperforming stores. Adjusted operating earnings(4) were $2.7 million compared to $4.7 million in the prior year quarter and exclude $3.5 million of pre-tax charges primarily related to the allocation of one-time costs associated with Project One Team, merger/acquisition and integration expenses, and store closing expenses in the current year versus $5.0 million of store closing and asset impairment expenses in the prior year quarter.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for the first quarter were $13.5 million compared to $60.4 million in the prior year, representing a decrease of $46.9 million. The decrease in cash flows provided by operating activities was primarily related to the change in working capital requirements, mostly due to timing with respect to the Easter holiday, partially offset by improvements in accounts payable compared to the prior year.

During the first quarter, the Company returned $6.9 million to shareholders in the form of cash dividends equal to $0.19 per common share.

Outlook

Based on the Company’s performance to date and the current outlook for the remainder of fiscal 2019, SpartanNash is reaffirming its previous sales guidance provided on February 20, 2019, and maintaining its fiscal 2019 guidance regarding its effective tax rate, capital expenditures, depreciation and amortization, and interest expense.

Additionally, the Company is maintaining the updated fiscal 2019 adjusted EBITDA and adjusted earnings per share guidance provided on May 9, 2019. Fiscal 2019 adjusted EBITDA is expected to be $190 million to $205 million, while the Company anticipates adjusted earnings per share(5) from continuing operations of approximately $1.20 to $1.50, excluding the adjusted items totaling $16.5 million to $18.5 million after taxes, as detailed in Table 6. The Company anticipates that reported earnings from continuing operations will be in the range of approximately $0.70 to $1.04 per diluted share, compared to earnings from continuing operations of $0.94 per diluted share in fiscal 2018.

Conference Call

A telephone conference call to discuss the Company’s first quarter 2019 financial results is scheduled for today, Monday, May 20, 2019 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as premier fresh produce distribution and fresh food processing. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Djibouti and Egypt. SpartanNash currently operates 160 supermarkets, primarily under the banners of Family Fare Supermarkets, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(2) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(3) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(4) A reconciliation of operating (loss) earnings to adjusted operating earnings (loss) by segment, a non-GAAP financial measure, is provided below.

(5) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	16 Weeks Ended
	April 20,	April 21,
(In thousands, except per share amounts)	2019	2018
Net sales	$2,542,375	$2,385,073
Cost of sales	2,164,646	2,041,859
Gross profit	377,729	343,214

Operating expenses
Selling, general and administrative	360,400	309,058
Merger/acquisition and integration	782	2,206
Restructuring (gains) charges and asset impairment	(5,662)	6,202
Total operating expenses	355,520	317,466

Operating earnings	22,209	25,748

Other expenses and (income)
Interest expense	11,881	8,778
Other, net	183	(225)
Total other expenses, net	12,064	8,553

Earnings before income taxes and discontinued operations	10,145	17,195
Income tax expense	2,624	4,760
Earnings from continuing operations	7,521	12,435

Loss from discontinued operations, net of taxes	(52)	(92)
Net earnings	$7,469	$12,343

Basic earnings per share:
Earnings from continuing operations	$0.21	$0.34
Loss from discontinued operations	—	—
Net earnings	$0.21	$0.34

Diluted earnings per share:
Earnings from continuing operations	$0.21	$0.34
Loss from discontinued operations	—	—
Net earnings	$0.21	$0.34

Weighted average shares outstanding:
Basic	36,121	36,186
Diluted	36,121	36,197

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 20,	December 29,
(In thousands)	2019	2018
Assets
Current assets
Cash and cash equivalents	$21,360	$18,585
Accounts and notes receivable, net	376,708	346,260
Inventories, net	595,741	553,799
Prepaid expenses and other current assets	59,014	73,798
Property and equipment held for sale	—	8,654
Total current assets	1,052,823	1,001,096

Property and equipment, net	623,132	579,060
Goodwill	178,648	178,648
Intangible assets, net	144,451	128,926
Operating lease assets	273,537	—
Other assets, net	86,905	84,182

Total assets	$2,359,496	$1,971,912

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$391,315	$357,802
Accrued payroll and benefits	55,922	57,180
Other accrued expenses	48,437	43,206
Current portion of operating lease liabilities	41,425	—
Current portion of long-term debt and finance lease liabilities	18,006	18,263
Total current liabilities	555,105	476,451

Long-term liabilities
Deferred income taxes	45,087	49,254
Operating lease liabilities	279,599	—
Other long-term liabilities	32,785	50,463
Long-term debt and finance lease liabilities	753,118	679,797
Total long-term liabilities	1,110,589	779,514

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 36,319 and 35,952 shares outstanding	488,155	484,064
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(15,699)	(15,759)
Retained earnings	221,346	247,642
Total shareholders’ equity	693,802	715,947

Total liabilities and shareholders’ equity	$2,359,496	$1,971,912

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	16 Weeks Ended
(In thousands)	April 20, 2019	April 21, 2018
Cash flow activities
Net cash provided by operating activities	$13,519	$60,381
Net cash used in investing activities	(87,225)	(20,933)
Net cash provided by (used in) financing activities	76,567	(37,863)
Net cash used in discontinued operations	(86)	(85)
Net increase in cash and cash equivalents	2,775	1,500
Cash and cash equivalents at beginning of the period	18,585	15,667
Cash and cash equivalents at end of the period	$21,360	$17,167

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(Unaudited)

	16 Weeks Ended
(In thousands)	April 20, 2019		April 21, 2018
Food Distribution Segment:
Net sales	$1,169,238	46.0%	$1,155,211	48.5%
Operating earnings	24,592		24,521
Military Segment:
Net sales	671,370	26.4%	663,620	27.8%
Operating (loss) earnings	(1,557)		1,513
Retail Segment:
Net sales	701,767	27.6%	566,242	23.7%
Operating loss	(826)		(286)
Total:
Net sales	$2,542,375	100.0%	$2,385,073	100.0%
Operating earnings	22,209		25,748

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), adjusted operating earnings, adjusted earnings from continuing operations, total net long-term debt, and projected adjusted earnings per diluted share from continuing operations. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers.  These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude costs associated with the organizational realignment, which include significant changes to the Company’s management team. Also excluded are the fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. These items are considered “non-operational” or “non-core” in nature. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude start-up costs associated with the Fresh Kitchen operation, which concluded during the first quarter of 2018. The Fresh Kitchen represented a new line of business for the Company, and provides the Company with the ability to process, cook, and package fresh protein-based foods and complete meal solutions.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 20, 2019	April 21, 2018
Net earnings	$7,469	$12,343
Loss from discontinued operations, net of tax	52	92
Income tax expense	2,624	4,760
Other expenses, net	12,064	8,553
Operating earnings	22,209	25,748
Adjustments:
LIFO expense	1,425	1,540
Depreciation and amortization	26,632	25,018
Merger/acquisition and integration	782	2,206
Restructuring (gains) charges and asset impairment	(5,662)	6,202
Fresh Kitchen start-up costs	—	1,366
Stock-based compensation	5,383	5,290
Non-cash rent	(1,918)	(77)
Costs associated with Project One Team	4,618	—
Organizational realignment costs	858	—
Other non-cash charges (gains)	342	(122)
Adjusted EBITDA	$54,669	$67,171

	16 Weeks Ended
(In thousands)	April 20, 2019	April 21, 2018
Food Distribution:
Operating earnings	$24,592	$24,521
Adjustments:
LIFO expense	703	766
Depreciation and amortization	10,233	9,321
Merger/acquisition and integration	(130)	2,195
Restructuring (gains) charges and asset impairment	(6,343)	1,260
Fresh Kitchen start-up costs	—	1,366
Stock-based compensation	2,676	2,526
Non-cash rent	57	(22)
Costs associated with Project One Team	2,448	—
Organizational realignment costs	455	—
Other non-cash charges	319	237
Adjusted EBITDA	$35,010	$42,170
Military:
Operating (loss) earnings	$(1,557)	$1,513
Adjustments:
LIFO expense	378	424
Depreciation and amortization	3,597	3,678
Merger/acquisition and integration	—	4
Stock-based compensation	854	805
Non-cash rent	(122)	(1)
Costs associated with Project One Team	600	—
Organizational realignment costs	111	—
Other non-cash gains	(20)	(70)
Adjusted EBITDA	$3,841	$6,353
Retail:
Operating loss	$(826)	$(286)
Adjustments:
LIFO expense	344	350
Depreciation and amortization	12,802	12,019
Merger/acquisition and integration	912	7
Restructuring charges and asset impairment	681	4,942
Stock-based compensation	1,853	1,959
Non-cash rent	(1,853)	(54)
Costs associated with Project One Team	1,570	—
Organizational realignment costs	292	—
Other non-cash charges (gains)	43	(289)
Adjusted EBITDA	$15,818	$18,648

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 20, 2019	April 21, 2018
Operating earnings	$22,209	$25,748
Adjustments:
Merger/acquisition and integration	782	2,206
Restructuring (gains) charges and asset impairment	(5,662)	6,202
Fresh Kitchen start-up costs	—	1,366
Costs associated with Project One Team	4,618	—
Organizational realignment costs	858	—
Severance associated with cost reduction initiatives	362	274
Adjusted operating earnings	$23,167	$35,796
Reconciliation of operating earnings (loss) to adjusted operating earnings by segment:
Food Distribution:
Operating earnings	$24,592	$24,521
Adjustments:
Merger/acquisition and integration	(130)	2,195
Restructuring (gains) charges and asset impairment	(6,343)	1,260
Fresh Kitchen start-up costs	—	1,366
Costs associated with Project One Team	2,448	—
Organizational realignment costs	455	—
Severance associated with cost reduction initiatives	324	193
Adjusted operating earnings	$21,346	$29,535
Military:
Operating (loss) earnings	$(1,557)	$1,513
Adjustments:
Merger/acquisition and integration	—	4
Costs associated with Project One Team	600	—
Organizational realignment costs	111	—
Severance associated with cost reduction initiatives	9	52
Adjusted operating (loss) earnings	$(837)	$1,569
Retail:
Operating loss	$(826)	$(286)
Adjustments:
Merger/acquisition and integration	912	7
Restructuring charges and asset impairment	681	4,942
Costs associated with Project One Team	1,570	—
Organizational realignment costs	292	—
Severance associated with cost reduction initiatives	29	29
Adjusted operating earnings	$2,658	$4,692

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
	April 20, 2019		April 21, 2018
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$7,521	$0.21	$12,435	$0.34
Adjustments:
Merger/acquisition and integration	782		2,206
Restructuring (gains) charges and asset impairment	(5,662)		6,202
Fresh Kitchen start-up costs	—		1,366
Costs associated with Project One Team	4,618		—
Organizational realignment costs	858		—
Severance associated with cost reduction initiatives	362		274
Pension termination	353		—
Total adjustments	1,311		10,048
Income tax effect on adjustments (1)	(304)		(2,437)
Total adjustments, net of taxes	1,007	0.03	7,611	0.21
Adjusted earnings from continuing operations	$8,528	$0.24	$20,046	$0.55

   (1) The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(Unaudited)

	April 20,	December 29,
(In thousands)	2019	2018
Current portion of long-term debt and finance lease liabilities	$18,006	$18,263
Long-term debt and finance lease liabilities	753,118	679,797
Total debt	771,124	698,060
Cash and cash equivalents	(21,360)	(18,585)
Total net long-term debt	$749,764	$679,475

Notes: Total net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Total net debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 29, 2018
	Low	High
Earnings from continuing operations	$0.70	$1.04
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.03	0.02
Gain on sale of assets	(0.15)	(0.15)
Termination of frozen pension plan	0.43	0.43
Costs associated with Project One Team	0.10	0.10
Restructuring and asset impairment	0.02	0.01
Severance associated with cost reduction initiatives	0.03	0.02
Organizational realignment costs	0.04	0.03
Adjusted earnings from continuing operations	$1.20	$1.50